Exhibit 32.1
CERTIFICATIONS PURSUANT TO 18 U.S.C. 1350

The undersigned, the Chief Executive Officer and the Vice President of Finance (principal financial officer) of Argos Therapeutics, Inc. (the “Company”), each hereby certifies that, to his/her knowledge on the date hereof:

(a) the Quarterly Report on Form 10-Q of the Company for the period ended March 31, 2015 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b) information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/ S / JEFFREY D. ABBEY
Jeffrey D. Abbey Chief Executive Officer May 15, 2015

By:	/ S / LORI R. HARRELSON
Lori R. Harrelson Vice President of Finance (principal financial officer) May 15, 2015